UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2010
W HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	000-27377	66-0573197
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19 West McKinley Street, Mayaguez, Puerto Rico		00680
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (787) 834-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective April 23, 2010, Mr. Frank C. Stipes, Esq., resigned as Chief Executive Officer and President of W Holding Company, Inc.’s (the “Company”) wholly owned subsidiary, Westernbank Puerto Rico (the “Bank”). Mr. Stipes has taken this step so he can devote his full time and effort to executing the Company’s capital plan to raise significant new equity capital for investment in the Bank. Mr. Stipes will continue to serve as Chairman of the Board of Directors of each of the Company and the Bank and as the President and Chief Executive Officer of the Company.
Subject to receipt of regulatory approval, the Board of Directors of the Company has appointed Andres Morgado, age 51, as the interim President and Chief Executive Officer of the Bank. Mr. Morgado, a certified public accountant, has served as President of Westernbank Trust Division since August 2000.
There are no arrangements or understandings between Mr. Morgado and any other person pursuant to which Mr. Morgado would be promoted to serve as interim President and Chief Executive Officer of the Bank. There are no family relationships between Mr. Morgado and any director or executive officer of the Company. There has been no transaction nor are there any proposed transactions between the Company and Mr. Morgado that would require disclosure pursuant to Item 404(a) of Regulation S-K.
In connection with his promotion, subject to regulatory approval, Mr. Morgado’s proposed annual base salary has been established at $500,000.
The terms of Mr. Morgado’s Payment Agreement in the Event of Change in Control, filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002, have not been amended. However, the ability of the Company or Bank to make any payment to Mr. Morgado under the Payment Agreement in the Event of Change in Control would be subject to regulatory approval. The ability of the Company or Bank to amend that Payment Agreement in the Event of Change in Control, or to enter into any new change in control or severance agreement with any party, would also be subject to regulatory approval. At Mr. Stipes’ request, his annual compensation has been reduced to $382,000, as it was when he held these same positions in 2005, adjusted by a cost of living adjustment of 3.5% a year, from 2007 to this date.
Item 8.01 Other Events.
We have determined that we need significant additional sources of capital in order to continue operations through 2010 and beyond. Additionally, our regulators have questioned the ability of the Bank to operate in a safe and sound manner, and we understand that they are likely to direct significant further reserves for losses, and are exploring alternatives for resolution. We believe that if there is any chance to forestall such action, at a minimum, the Bank needs to raise significant equity capital on an immediate basis.
The Board of Directors of the Company also has approved and appointed a special committee of independent directors (the “Special Committee”) consisting of Enrique Gonzalez, Robert Stolberg Acosta and Alberto Bacó to determine the terms by which the Company would be recapitalized through an exchange of all outstanding preferred stock for company common stock by way of statutory merger. The Special Committee will evaluate and recommend to the Board of Directors, in consultation with its financial and legal advisors, the terms for this recapitalization.
Management has engaged financial advisors to assist in our efforts to raise additional capital, as well as to explore other strategic alternatives. There can be no assurance that we will be able to successfully raise sufficient equity capital. In addition, any transaction involving equity financing would result in substantial dilution to current stockholders and may adversely affect the price of the Company’s common stock.
The Bank’s regulators at any time may take other and further actions, including placing the Bank into conservatorship or receivership, to protect the interests of depositors insured by the FDIC. If a receivership were to occur, the Bank’s assets would likely be liquidated, including a sale of such assets to another institution, and it would be highly likely that the Company would be required to cease operations and liquidate or seek bankruptcy protection. If the Company were to liquidate or seek bankruptcy protection, we do not believe that there would be any assets available to the holders of common stock of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W HOLDING COMPANY, INC. (Registrant)

/s/ Lidio V. Soriano Name: Lidio V. Soriano
Title: Chief Financial Officer
Date: April 25, 2010